CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2021 (March 12, 2021 as to the effects of the stock split described in Note 12) relating to the financial statements of Instil Bio, Inc. appearing in the prospectus dated March 18, 2021 filed by Instil Bio, Inc. in connection with Registration Statement No. 333-253620.

/s/ Deloitte & Touche LLP
San Diego, California
April 20, 2021